EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        1997            1996            1995
                                                                   --------------  --------------  --------------
Income (loss) per share - Basic (A):
  Continuing operations..........................................  $     (130,901) $      (72,146) $      (36,265)
  Cumulative convertible preferred stock dividend requirement....          (4,336)       --              --
                                                                   --------------  --------------  --------------
  Continuing operations attributable to common stock
    shareholders.................................................        (135,237)        (72,146)        (36,265)
  Discontinued operations........................................         234,036         (38,592)       (344,329)
  Extraordinary items............................................         (14,692)         (4,505)        (32,382)
                                                                   --------------  --------------  --------------

  Net income (loss) available for common stock shareholders......  $       84,107  $     (115,243) $     (412,976)
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

Weighted average common stock shares outstanding during the
 period..........................................................          66,961          54,293          24,541
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income (loss) per share - Basic:
  Continuing operations..........................................  $        (2.02) $        (1.33) $        (1.48)
  Discontinued operations........................................            3.50           (0.71)         (14.03)
  Extraordinary items............................................           (0.22)          (0.08)          (1.32)
                                                                   --------------  --------------  --------------

  Net income (loss)..............................................  $         1.26  $        (2.12) $       (16.83)
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation when a loss from continuing operations available to common stockholders exists. For the years ended December 31, 1997, 1996 and 1995, the Company had a loss from continuing operations.